Exhibit 10.15
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on this 29th day of April 2014, by and between Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”), and Steven T. Snyder, an individual residing in Pennsylvania (“Executive”).
WHEREAS, Executive and the Company desire to enter into this Agreement;
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and Executive is willing to serve as an employee of the Company subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.     Employment. The Company hereby agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth.
1.1.    Duties and Responsibilities. Executive shall serve as Senior Vice President, Development of the Company. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Chief Executive Officer of the Company or the Board. Executive’s principal place of employment shall be in Wyomissing, Pennsylvania.
1.2.    Term. The term of this Agreement shall begin on the execution date of this Agreement (the “Commencement Date”) and shall terminate at the close of business on November 1, 2015 (the “Initial Term”), unless earlier terminated in accordance with Section 3 hereof. The term of this Agreement may be renewed for additional periods (each, a “Renewal Term” and, together with the Initial Term, the “Employment Term”) only upon the execution of a written renewal by the parties hereto. Notwithstanding anything in this Agreement to the contrary, Sections 5 through 20 shall survive any termination of the Employment Term until the expiration of any applicable time periods set forth in Sections 5, 6 and 7, except that Section 6 shall not apply in the event of non-renewal if Executive’s termination of employment occurs after the Employment Term.
1.3.    Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from serving on the board of philanthropic organizations or providing oversight with respect to his personal investments, so long as such service does not materially interfere with Executive’s duties hereunder.
2.     Compensation. For all services rendered by Executive to the Company during the Employment Term, the Company shall compensate Executive as set forth below.
2.1.    Base Salary. The Company shall pay to Executive a base salary at the annual rate of $519,841.09, payable in accordance with the Company’s payroll practices as in effect from time to time. Executive’s Base Salary shall be reviewed annually by the Company, subject to approval of the Board or the compensation committee of the Board (the “Compensation Committee”), as the case may be. The term “Base Salary” as utilized in this Agreement shall refer to the base salary in effect from time to time.
2.2.    Bonuses. Executive shall participate in the Company’s annual incentive compensation plan as determined by the Compensation Committee. Each annual bonus award earned in a fiscal year shall be paid pursuant to the terms of the annual incentive plan by March 15 of the immediately following fiscal year, unless the plan provides for a different payment date or Executive elects to defer the receipt of such bonus award pursuant to an arrangement that meets the requirements of Section 409A.
2.3.    Equity Compensation. Executive shall be entitled to receive equity compensation awards as determined by the Compensation Committee, subject to the terms and conditions of the applicable equity compensation plan and award instrument. The Compensation Committee shall set the amount and terms of such options or other equity or equity-based compensation, subject to approval of the Board if required.
2.4.    Other Benefits. The Company shall provide a term life insurance policy, which may exclude certain hazardous activities, to Executive for such beneficiaries as Executive shall designate with a death benefit of $2 million; provided that Executive may convert such policy to a whole life policy, in which event, the Company will continue to pay the premium that would have otherwise been due on the original term policy. Executive shall be entitled to participate in all other employee benefit plans and programs, including, without limitation, health, vacation, retirement, deferred compensation or SERP, made available generally to other similarly situated senior executives (“Peer Executives”), as such plans and programs may be in effect from time to time and subject to the eligibility requirements and other terms of each plan. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time, as the Company deems appropriate.
2.8.    Vacation, Sick Leave and Holidays. Executive shall be entitled in each calendar year to twenty (20) days of paid vacation time. Each vacation day shall be taken by Executive at such time or times as agreed upon by the Company and Executive, and any portion of Executive’s allowable vacation time not used during the calendar year shall be subject to the Company’s payroll policies regarding carryover vacation days. Executive shall be entitled to holiday and sick leave in accordance with the Company’s holiday and other pay for time not worked policies.
2.9.    Reimbursement of Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to Peer Executives.
3.     Termination. Executive’s employment may be terminated prior to the end of the Employment Term in accordance with, and subject to the terms and conditions, set forth below.
3.1.    Termination by the Company.
(a)    Without Cause. The Company may terminate Executive’s employment at any time without Cause (as such term is defined in subsection (b) below) upon delivery of written notice to Executive, which notice shall set forth the effective date of such termination.

(b)    With Cause. The Company may terminate Executive’s employment at any time for Cause effective immediately upon delivery of written notice to Executive. As used herein, the term “Cause” shall mean:
(i)    Executive shall have been convicted of, or pled guilty or nolo contendere to, a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy to commit any of the foregoing;
(ii)    Executive is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where Executive is required to be found qualified, suitable or licensed;
(iii)    Executive breaches any material Company policy or any material term hereof, including, without limitation, Sections 4 through 7 of this Agreement and, in each case, fails to cure such breach within 15 days after receipt of written notice thereof;
(iv)    Executive misappropriates corporate funds as determined in good faith by the Audit Committee of the Board;
(v)    the Company’s good faith determination of Executive’s willful and repeated failure to perform Executive’s material duties with the Company (other than any such failure resulting from incapacity due to physical disability or mental illness); or
(vi)    the Company’s good faith, reasonable determination of Executive’s willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.
3.2.    Termination by Executive.
(a)    Voluntary Termination Generally. Executive may voluntarily terminate employment for any reason effective upon 60 days’ prior written notice to the Company, unless the Company waives such notice requirement.
(b)    Voluntary Termination Following Reporting Change. In the event that Executive no longer reports directly to Peter M. Carlino or Executive’s compensation is materially reduced (other than in connection with a change in compensation policy that also affects other senior executives), Executive may voluntarily terminate employment at any time within the 60 day period following such change by delivering written notice to the Company.
3.3.    Intentionally Omitted.
3.4.    Payments Due Upon Termination.
(a)    Already Accrued Base Salary and Expense. Upon any termination of employment during the Employment Term, Executive shall be entitled to receive any amounts due for Base Salary accrued but unpaid through the date of Executive’s termination of employment (the “Termination Date”), and such amounts shall be paid in accordance with the Company’s then current payroll system for Peer Executives. Any expenses incurred but not reimbursed through the Termination Date shall be paid at such time and in such manner as provided under the Company’s expense reimbursement policy applicable to Peer Executives.

(b)    Severance Pay and Benefits. Subject to the conditions in subsection (c) hereof, if Executive’s employment is terminated under Section 3.1(a) or Section 3.2(b), then the Company will provide Executive with the following severance pay and benefits (in addition to any amounts payable under subsection (a) hereof); provided, for purposes of Section 409A, each payment (whether an installment or lump sum) of severance pay under this subsection (b) shall be considered a separate payment:
(i)     Amount of Post-Employment Base Salary. The Company shall pay to Executive an amount equal to the product of 2.0 times the annual rate of Base Salary in effect for Executive on the Termination Date.
(ii)     Amount of Post-Employment Bonus. The Company shall pay to Executive an amount equal to the product of 2.0 times the amount of annual cash bonus compensation that would have been paid to Executive based on the actual performance of the Company for the calendar year in which the Termination Date occurred.
(iii)    Payment of Post-Employment Base Salary and Bonus. The amount described in subsection (b)(i) shall be paid to Executive in cash in a single lump-sum immediately following expiration of the 7 day revocation period referenced in subsection (c). The amount described in subsection (b)(ii) shall be paid on the date such bonus is paid to Peer Executives. In each case, such payments are expressly subject to subsection (c) hereof.
(iv)    Continued Medical Benefits Coverage. During the 60-day period following the Company’s delivery of the notice required by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Executive will have the opportunity to elect continuation coverage under COBRA or, if applicable, Pennsylvania “mini-COBRA” for himself and his dependents for the Severance Period (as defined below).  If elected in a timely manner, the Company shall reimburse Executive (a) for the time period extending from the Termination Date until COBRA expires, for the full cost of purchasing COBRA coverage and (b) for the time period extending from the date on which COBRA expires through the end of the Severance Period, for the cost of replacement coverage up to the full cost of purchasing COBRA coverage (provided that, in either case, no reimbursement shall be paid after such earlier date as Executive and his dependents participate in coverage under another employer-based group health plan).
(v)    Acceleration of Certain Options. To the extent any options to acquire shares of the Company’s common stock held by Executive on the Termination Date are scheduled to vest during the 24 month period following the Termination Date (the “Severance Period”), the vesting of such options shall be accelerated to the Termination Date. The other terms and conditions of any such options shall continue in effect.
(c)    Release Agreement. Executive’s entitlement to any severance pay and benefit subsidies under Section 3.4(b) is conditioned upon Executive’s first entering into a release agreement in substantially the form attached hereto as Exhibit “A”; such release agreement shall be delivered to Executive within 7 days after the Termination Date. Any payment of severance pay or benefit subsidies due under subsection (b) hereof shall be delayed until after the expiration of the 7-day revocation period required for an effective age-based release, and any amount otherwise due under said subsection (b) before the end of such revocation period shall be paid on the day after the end of such period in a single lump-sum payment. In no event shall any payment be made unless the release agreement is executed within 21 days following the Termination Date and any applicable revocation period shall have expired. In the event the Termination Date occurs in one calendar year and the 28th day following the Termination Date is in another calendar year, any payment of severance pay or benefit subsidies due under subsection (b) hereof shall be paid in the later calendar year.
(d)    Termination Following End of Employment Term. No payments or benefits shall be due under this Agreement to Executive upon termination of employment upon or following the expiration of the Employment Term.
(e)    No Other Payments or Benefits. Except as otherwise provided in this Section 3.4 or Section 8, no other payments or benefits shall be due under this Agreement to Executive upon termination of employment.
3.5.    Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination delivered within the time period specified in this Section 3. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (c) specify the termination date in accordance with the requirements of this Agreement.
4.     No Conflicts of Interest. Executive agrees that throughout the period of Executive’s employment hereunder, Executive will not perform any activities or services, or accept other employment that would materially interfere with or present a conflict of interest concerning Executive’s employment with the Company. Executive agrees and acknowledges that Executive’s employment by the Company is conditioned upon Executive adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication. Executive represents and warrants that no other contract, agreement or understanding to which Executive is a party or may be subject will be violated by the execution of this Agreement by Executive.
5.     Confidentiality. Executive acknowledges that, as an integral part of the Company’s business, the Company and its affiliates have developed, and will develop, at a considerable investment of time and expense, plans, procedures, methods of operation, financial data, lists of actual and potential customers and suppliers, marketing strategies, plans for development and expansion, customer and supplier data and other confidential and sensitive information (collectively the “Company Confidential Information”). Executive acknowledges that the Company and its affiliates have legitimate business interests in protecting the confidentiality of that information. Executive acknowledges that in his position he has been and will be entrusted with that information. Therefore, Executive acknowledges a continuing responsibility to protect that information and agrees as follows:
(a)    Definition of Trade Secrets. “Trade Secrets” means data and information that the Company or any of its affiliates owns or licenses including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use, (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, and (iii) are protected as trade secrets under applicable state law.

(b)    Definition of Confidential Information. “Confidential Information” means data and information relating to the business of the Company or its affiliates, (i) which the Company or its affiliates have disclosed to Executive, or of which Executive became aware as a consequence of or in the course of his employment with the Company, (ii) which have value to the Company or its affiliates, and (iii) which are not generally known to its competitors, including but not limited to the Company’s Confidential Information. Confidential Information will not include any data or information that the Company or its affiliates have voluntarily disclosed to the public (except where Executive made or caused that public disclosure without authorization), that others have independently developed and disclosed to the public, or that otherwise enters the public domain through lawful means.
(c)    Restrictions. Executive agrees to treat as confidential and will not, without the prior written approval of the Company in each instance, use (other than in the performance of his duties of employment with the Company or its affiliates), publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information or any Trade Secrets obtained during his employment with the Company or its affiliates, whether or not the Confidential Information or Trade Secrets are in written or other tangible form. Additionally, this restriction will continue to apply for a period of 2 years after the Termination Date (and, in the case of a Trade Secret, for as long as that information remains a Trade Secret). Executive acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited in this section are in addition to, and not in lieu of, any rights or remedies that the Company or its affiliates may have available under applicable state laws to prevent the disclosure of Trade Secrets.
(d)    Return of Materials. Executive agrees that all records, notes, files, drawings, documents, plans and like items, and all copies of them, relating to or containing or disclosing Confidential Information or Trade Secrets of the Company or its affiliates (i) which are made or kept by Executive, or (ii) which are disclosed to him or come into his possession, are and will remain the sole and exclusive property of the Company or its affiliates. Upon his termination of employment, Executive will deliver to his supervisor the originals and all copies of any and all of the items described above together with any material derived from, or containing portions of, any of the items described above.
6.     Non-Competition.
(a)    As used herein, the term “Restriction Period” shall mean a period equal to: (i) the six month period immediately following the Termination Date if Executive’s employment terminates under circumstances where he is not entitled to payments under Section 3.4(b) or Company challenges his right to such severance payments or (ii) the Severance Period if Executive’s employment terminates under circumstances where he is entitled to payments under Section 3.4(b) or Section 8.
(b)    During the Employment Term and for the duration of the Restriction Period thereafter, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any competing business or enterprise located within the United States of America.

(c)    The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.
(d)    Executive acknowledges that the covenants contained in Sections 5 through 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company. Executive further agrees to disclose the existence and terms of such covenants to any employer that Executive works for during the Restriction Period.
7.     Non-Solicitation. During the Employment Term and for a period equal to the greater of the Restriction Period or one year after the Termination Date, Executive will not, except with the prior written consent of the Company, (i) directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise or (ii) divert or attempt to divert any existing business of the Company or any of its affiliates.
8.     Change of Control.
8.1.    Consideration.
(a)    Change of Control. In the event of a Change of Control (as defined below), and either (A) Executive’s employment is terminated without Cause within 12 months after the effective date of the Change of Control or (B) Executive resigns from employment for Good Reason within 12 months after the effective date of the Change of Control (the effective date of such termination or resignation, the “Trigger Date”), Executive shall be entitled to receive a cash payment in an amount equal to the product of two times the sum of (i) the highest annual rate of Base Salary in effect for Executive during the 12-month period immediately preceding the Trigger Date and (ii) the amount of targeted cash bonus compensation as established by the Compensation Committee for Executive for the full calendar year immediately preceding the Trigger Date. Such payment shall be in lieu of any payment to which Executive would be entitled under Section 3.4(b).
(b)    Restrictive Provisions. As consideration for the foregoing payments, Executive agrees not to challenge the enforceability of any of the restrictions contained in Sections 5, 6 or 7 of this Agreement upon or after the occurrence of a Change of Control.
8.2.    Release Agreement and Payment Terms. Executive’s entitlement to any severance pay under Section 8.1(a) is conditioned upon Executive’s first entering into a release agreement in substantially the form attached hereto as Exhibit “A”; such release agreement shall be delivered to Executive within 7 days after the Trigger Date. The amount described in Section 8.1(a) shall be paid to Executive in cash in a single lump-sum immediately following expiration of the 7-day revocation period required for an effective age-based release. In no event shall any payment be made unless the release agreement is executed within 45 days following the Trigger Date and any applicable revocation period shall have expired. In the event the Trigger Date occurs in one calendar year and the 52nd day following the Trigger Date is in another calendar year, any payment of severance pay or benefit subsidies due under subsection (b) hereof shall be paid in the later calendar year.
8.3.    Certain Other Terms. In the event payments are being made to Executive under this Section 8, no payments shall be due under Section 3.4(b) with respect to any termination of Executive’s employment following a Change of Control. In the event that the Company announces that it has signed a definitive agreement with respect to a Change of Control, the provisions of this Section 8 shall continue to apply to Executive if, during the period after the public announcement and immediately preceding the date such transaction is consummated or terminated, the Company terminates Executive’s employment without Cause; provided, however, that, in such event, any amount payable under this Section 8 shall be reduced by any payments received pursuant to Section 3.4(b).
8.4.    Defined Terms.
(a)    Change of Control. The term Change of Control shall have the meaning given to such term in the Company’s 2013 Long Term Incentive Compensation Plan, as in effect on the date hereof.
(b)    Good Reason. The occurrence of any of the following events that the Company fails to cure within 10 days after receiving written notice thereof from Executive (which notice must be delivered within 30 days of Executive becoming aware of the applicable event or circumstance): (i) assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities or inconsistent with Executive’s legal or fiduciary obligations; (ii) any reduction in (A) Executive’s annual base compensation, (B) targeted cash bonus compensation as established by the Compensation Committee for the full calendar year immediately preceding the Change of Control, or (C) the annualized grant date fair value of the equity-based awards granted to Executive in the year prior to the Change of Control (with such annualized grant date value determined in the sole discretion of the Compensation Committee); (iii) any travel requirements materially greater than Executive’s travel requirements prior to the Change of Control; or (iv) any breach of any material term of this Agreement by the Company.
9.    Property Surrender. Without limiting the generality of Section 5(d), upon termination of Executive’s employment for any reason, Executive shall immediately surrender and deliver to the Company all property that belongs to the Company, including any computers, phones, disk drives and any documents, correspondence and other information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Executive’s possession by any means whatsoever during the course of employment.
10.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Pennsylvania.
11.    Jurisdiction. The parties hereby irrevocably consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the state or federal courts having jurisdiction for matters arising in Wyomissing, Pennsylvania, which shall be the exclusive and only proper forum for adjudicating such a claim.

12.    Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:
Gaming and Leisure Properties, Inc.
825 Berkshire Boulevard, Suite 400
Wyomissing, Pennsylvania 19610
Attention:    Chief Executive Officer
Facsimile:    (610) 401-2901

If to Executive, to:
His then current home address.

With a copy to his attorney:

Michael J. Salmanson
Salmanson Goldshaw, PC
2 Penn Center, Suite 1230
1500 JFK Boulevard
Philadelphia, PA 19102
Facsimile: 215-640-0596

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.
13.    Contents of Agreement; Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto. This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced. Executive may not assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, stock transfer or otherwise.
14.    Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. In addition, if any court determines that any part of Sections 5, 6 or 7 hereof is unenforceable because of its duration, geographical scope or otherwise, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.
15.    Remedies. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Executive and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.
16.    Construction. This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each represented by counsel. The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that any ambiguities are to be resolved in such party’s favor.
17.    Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.
18.    Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
19.    Regulatory Compliance. The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Executive hereunder.
20.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed accordingly. Any payments or distributions to be made to Employee under this Agreement upon a separation from service (as defined in Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A and do not satisfy an exemption from the time and form of payment requirements of Section 409A, shall in no event be made or commence until six months after such separation from service if Executive is a specified employee (as defined in Section 409A). Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred). The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

GAMING AND LEISURE PROPERTIES, INC.

By: /s/ Peter M. Carlino
Name: Peter M. Carlino
Title:    Chief Executive Officer

EXECUTIVE

/s/ Steven T. Snyder
Steven T. Snyder

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (hereinafter referred to as the “Agreement”) between _____________ (hereinafter referred to as the “Employee”) and Penn National Gaming, Inc. (hereinafter referred to as the “Employer”). In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.    Employer and Employee hereby acknowledge that [the Company notified Employee/Employee notified the Company on ___________________ that Executive’s employment pursuant to that certain Employment Agreement executed on _____________ (“Employment Agreement”) would be terminated as of [__________]. Upon the termination of the Employment Agreement, Employee will be subject to the obligations and be the beneficiary of the surviving benefits as set forth in Section [3.2(b)][8.1] of the Employment Agreement1, all as described in the Employment Agreement. Employee’s last day of work will be ____________.
2.    (a)    When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.
(b)    When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.
3.    In consideration of the promises of the Employer set forth in this Agreement and the Employment Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement. Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any business transaction with, each or any of the Releasees. Employee also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board or any state agency or to participate in an investigation or proceeding conducted by the EEOC or any state agency. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf.
Notwithstanding the foregoing, this Agreement will not release any right of Employee (x) in his capacity as a shareholder or owner in the Company or any of its affiliates or with respect to any equity awards held by Employee, (y) to be indemnified for any act or omission in his capacity as an employee, officer or director of the Company or any of its affiliates (whether arising under contract, the governing documents of the entity, state law or otherwise), or (z) in respect of the benefits owed to him under this Separation Agreement, and vested benefits under the Company’s

_____________________________
1 As applicable

retirement or deferred compensation plans, or claims for accrued long-term disability or health care benefits under any welfare benefit plan.

4.    In consideration of the promises of the Employee set forth in this Agreement and the Employment Agreement and intending to be legally bound, Employer hereby irrevocably remises, releases and forever discharges Employee and his heirs, successors and assigns from any and all Claims that the Employer ever had or now has though the effective date of this Agreement. Employee further certifies that he is not aware of any actual or attempted regulatory, EEOC or legal violations by Employer and that his separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.
5.    Employee and Employer covenant and agree not to sue each other or any of the Releasees for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.
6.    Employee agrees to provide reasonable transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of six months from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment, cause a breach of fiduciary duty or duty of loyalty to any employer or entity, or result in Employee not having a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986). Any assistance beyond this period will be provided by mutual agreement and at a mutually agreed cost. Employee further agrees that he will return to the Employer all property in his possession, including, but not limited to, keys, identification cards and credit cards, files, records, publications, address lists and documents that belong to each or any of the Releasees. Such documents also include, without limitation, any documents created or made by Employee during his employment with the Employer.
7.    Employee agrees that, except as specifically provided in this Agreement and the Employment Agreement, there are no compensation, benefits, or other payments due or owed to him by each or any of the Releasees. Employee further acknowledges that he has not experienced or reported any work-related injury or illness.
8.    Except where disclosure has been made by the Company pursuant to applicable federal or state law, rule or regulation, Employee agrees that the terms of this Agreement are confidential and that he will not disclose or publicize the terms of this Agreement and the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to his spouse, his attorney, his accountant, and to a government agency for the purpose of payment or collection of taxes or application for unemployment compensation benefits. Employee agrees that his disclosure of the terms of this Agreement to his spouse, his attorney and his accountant shall be conditioned upon him obtaining agreement from them, for the benefit of the Employer, not to disclose or publicize to any person or entity the terms of this Agreement and the amounts paid or agreed to be paid under this Agreement. Further, Employer and Employee agree not to make any false, misleading, defamatory or disparaging communications about the other party (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the other party or the Releasees. Employee further agrees that he has disclosed to Employer all information, if any, in his possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.
9.    The terms of this Agreement are not to be considered as an admission on behalf of either party. Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity. The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee’s employment.
10.    All provisions of this Agreement are severable and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.
11.    This Agreement shall be governed by and interpreted under and in accordance with the laws of Pennsylvania. Any suit, claim or cause of action arising under or related to this Agreement shall be submitted by the parties hereto to the exclusive jurisdiction of the courts of Pennsylvania or to the federal courts located therein if they otherwise have jurisdiction.

12.    This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, negotiations, or discussions relating to the subject matter of this Agreement. With the exception of the Employment Agreement, no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer.
13.    Employee is advised, and acknowledges that he has been advised, to consult with an attorney before signing this Agreement.
14.    Employee acknowledges that he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.
15.    All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.
16.    Employee acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it. Subject to paragraph 17 below, this Agreement will become effective on the date of Employee’s signature hereof.
17.    For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the ____________________________. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid. If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes. Payment of the severance pay amount set forth in the Employment Agreement will be paid in the manner and at the time(s) described in the Employment Agreement.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of four pages.

EMPLOYER	EMPLOYEE

By:________________________	___________________________

Date:_______________________	Date:_______________________